EXHIBIT 16.1










                                  May 11, 2004


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cadus Corporation and, under the date of March 19, 2004, we reported on the consolidated financial statements of Cadus Corporation as of December 31, 2003 and 2002 and each of the years in the three-year period ended December 31, 2003. On May 4, 2004, our appointment as principal accountants was terminated. We have read Cadus Corporation's statements included under Item 4 of its Form 8-K dated May 11, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Cadus Corporation's statements that the Board of Directors of Cadus Corporation (the "Company") engaged Grant Thornton as the Company's new independent accountants to replace KPMG LLP; decided to solicit proposals from independent accounting firms during March 2004; voted to engage Grant Thornton as the Company's new independent accountants; and that during the years ended December 31, 2003 and 2002, and during the period from January 1, 2004 through May 4, 2004, Cadus Corporation did not consult with Grant Thornton regarding any matters specified in Item 304 (a) (2) of Regulation S-K.

                                                       Very truly yours,


                                                       KPMG LLP